Exhibit-99.28(d)(ii)

AMENDMENT No. 1 TO INVESTMENT ADVISORY AGREEMENT

          THIS AMENDMENT No. 1 TO INVESTMENT ADVISORY AGREEMENT (“Amendment”) dated as of November 16, 2011, by and between OLD WESTBURY FUNDS, INC. (the “Fund”) and BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Investment Advisory Agreement (as defined below).

W I T N E S S E T H:

          WHEREAS, the Fund and the Adviser are parties to that certain Investment Advisory Agreement dated as of September 1, 2010 (the “Investment Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Portfolios; and

          WHEREAS, the Fund and the Adviser desire to amend the Investment Advisory Agreement to modify the compensation payable to the Adviser for providing such services to the Large Cap Strategies Fund and to reflect the name changes of certain Portfolios, as set forth in Schedule A to the Investment Advisory Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1.          The fee schedule and the Portfolios set forth in Schedule A to the Investment Advisory Agreement are hereby amended and restated in their entirety with the fee schedule and the Portfolios set forth in Schedule A hereto.

          2.          The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

          3.          This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Investment Advisory Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou

Name: Peter C. Artemiou
Title: Vice President & Treasurer

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Marc D. Stern

Name: Marc D. Stern
Title: President

SCHEDULE A

Portfolio	Advisory Fee Rate Average Net Assets

Large Cap Core Fund	First $500 million – 0.70% Second $500 million to $1 billion – 0.65% Over $1 billion – 0.60%

Fixed Income Fund	First $500 million – 0.45% Second $500 million to $1 billion – 0.40% Over $1 billion – 0.35%

Municipal Bond Fund	First $500 million – 0.45% Second $500 million to $1 billion – 0.40% Over $1 billion – 0.35%

Global Small & Mid Cap Fund	0.85%

Real Return Fund	0.85%

Large Cap Strategies Fund	First $1.25 billion – 0.90% Second $1.25 billion to $2.5 billion – 0.85% Over $2.5 billion – 0.80%

Global Opportunities Fund	First $1.25 billion – 1.10% Second $1.25 billion to $2.5 billion – 1.05% Over $2.5 billion – 1.00%